Exhibit 5.02.3

October 8, 2013

Resignation

I, Richard Knox, Jr., resign from my position as Director of the Board of Left Behind Games Inc., a Nevada corporation and its subsidiaries, effective October 9, 2013.

/s/ Richard Knox, Jr.

Richard Knox, Jr.